CBS Inc.
                            51 West 52 St.
                          New York, NY 10019




Mr. Edward Grebow
30 Waterside Plaza
New York, New York  10010

                                        As of November 8, 1993

Dear Ed:

    This letter confirms the arrangements we have discussed concerning your employment by CBS.
    1. CBS agrees to continue to employ you as a senior executive, with the title Senior Vice President for the period beginning November 8, 1993 and ending December 31, 1995.
    2. During your employment, CBS will pay you base salary at an annual rate of not less than $350,000. In February of each of the years 1994, 1995 and 1996, CBS will pay you as a bonus the greater of A) $110,000 or B) the award granted to you under the CBS Executive Incentive Plan relating to the preceding calendar year.
    3. If CBS shall have terminated your employment prior to December 31, 1995 other than for "cause", it will thereupon pay you the greater of your salary through December 31, 1995 or a severance payment calculated in accordance with the CBS severance policy in effect on this date. (If your employment continues beyond December 31, 1995 only the CBS severance policy then in effect will be applicable.) For purposes of this paragraph 3, "cause" means (i) fraud,


                               - 2 -


misappropriation or embezzlement by you, (ii) your willful failure to devote all of your customary business time and attention to the affairs of CBS or (iii) your intentional breach of your obligations to comply in all material respects with the provisions of CBS policy, including but not limited to the Policy Concerning Conflicts of Interest.
    4. You shall be a participant in the CBS Pension Plan, and shall, in accordance with the terms of that Plan, be paid such amounts, to the extent that you become entitled to the same, at such times as are therein provided generally to its participants. In addition, CBS will provide you supplemental nonqualified payments equal to the difference between (A) those pension benefits you would have received had you remained employed by Morgan Guaranty Trust Company and been covered under its plan as it applied to you and existed on October 1, 1985 and (B) the sum of (a) your vested accrued benefit as of the date of your termination of employment with Morgan Guaranty Trust Company ($16,755), (b) your accrued benefit as of the date of your termination of employment with Bowery Savings Bank calculated in accordance with the supplemental non-qualified arrangement between you and the Bowery Savings Bank in effect on that date ($36,264) and (c) any vested benefit under the CBS


                               - 3 -


Pension Plan. The attached schedule prepared by TPF&C demonstrates the methodology to be utilized in calculating your supplemental payments hereunder. You shall have the option to receive the then equivalent value of such supplemental payments in cash upon the termination of your CBS employment. The value is to be based on the interest rate in the CBS Pension Plan in effect at that time.
    This agreement supersedes all terms and conditions of our prior letter dated "As of August 5, 1991."
    If the foregoing correctly states the understanding between us, kindly so confirm by countersigning this letter and returning a copy of it, which thereupon will become effective as the agreement between us.

Sincerely,

Laurence A. Tisch

Laurence A. Tisch
Chairman, President and Chief Executive Officer


AGREED TO AND APPROVED:



         Edward Grebow
         EDWARD GREBOW

Date:  As of November 8, 1993